Venture Lending & Leasing VI, Inc.
Secretary's Certificate

I, Martin D. Eng, the Secretary of Venture Lending & Leasing VI, Inc. (“Fund VI”), hereby certify: that the following resolutions were duly adopted by the Board of Directors of Fund VI at its meeting duly held on May 11, 2011, and that such resolutions remain in full force and effect; and that such resolutions were approved by a majority of the directors of Fund VI who are not “interested persons” of Fund VI.

RESOLVED, that the fidelity bond for Fund VI with ICI Mutual Insurance Company, in the aggregate amount of $600,000 and in the form and with the coverage presented to the Board (the “Fund VI Bond”) be, and it hereby is, approved; and

RESOLVED FURTHER, that Martin Eng be, and he hereby is, authorized and directed, for and on behalf of Fund VI, to file and give notice of the Fund VI Bond pursuant to Rule 17g-1.

I am also providing the following statements in accordance with Rule 17g-1:

The premium for the bond has been paid through June 30, 2012.

In Witness Whereof, I have hereunto signed my name this 18th day of July, 2011.

/S/ Martin D. Eng
Martin D. Eng